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                                                                    Exhibit 23.1





               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We have issued our reports dated June 6, 2001 and December 15, 2000, accompanying the financial statements of BioDelivery Sciences International, Inc. as of and for the year ended December 31, 2000 and BioDelivery Sciences, Inc. for the year ended December 31, 1999 and the nine-months ended September 30, 2000, respectively, contained in the Registration Statement and Prospectus. We consent to the use of the aforementioned reports in the Registration Statement and prospectus, and to the use of our name as it appears under the caption "Experts".


/s/GRANT THORNTON LLP


Tampa, Florida
January 28, 2002